SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2025

COLUMBUS McKINNON CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

001-34362	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

13320 Ballantyne Corporate Place, Suite D Charlotte NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (716) 689-5400

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CMCO	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Stock Purchase Agreement

On February 10, 2025, Columbus McKinnon Corporation, a New York corporation (the “Company”), Kito Crosby Limited, a company incorporated under the laws of England and Wales (“Kito”), the equityholders of Kito set forth on the signature pages thereto (each, a “Seller” and collectively, the “Sellers”) and Ascend Overseas Limited, a company incorporated under the laws of England and Wales, solely in its capacity as the representative (as defined therein), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, the Company will purchase all of the issued and outstanding equity of Kito (the “Acquisition”).

The aggregate consideration payable by the Company under the Stock Purchase Agreement will be an amount in cash equal to $2,700,000,000, subject to certain customary adjustments with respect to, among other things, cash, debt, transaction expenses and working capital set forth in the Stock Purchase Agreement (the “Acquisition Consideration”).

The Stock Purchase Agreement contains customary representations, warranties and covenants of the Sellers, Kito, and the Company, including covenants requiring Kito to conduct its business in the ordinary course during the interim period between the execution of the Stock Purchase Agreement and the closing of the Acquisition (the “Acquisition Closing”) and requiring the parties to use their respective reasonable best efforts to take all actions necessary to consummate the Acquisition, including obtaining required regulatory approvals and certain consents. The Stock Purchase Agreement also contains (i) the obligations of the Company to arrange and obtain the financing necessary to fund the Acquisition (the “Financing”) and (ii) the obligations of Kito to use reasonable best efforts to cooperate with the Company for purposes of obtaining the Financing in connection with the Acquisition.

The Acquisition Closing is subject to certain conditions, including (i) the expiration or early termination of the waiting period applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the receipt of certain other regulatory approvals, (ii) the absence of any law or judgment enjoining, prohibiting or otherwise making illegal the Acquisition, (iii) no Material Adverse Effect (as defined in the Stock Purchase Agreement) having occurred after the date of the Stock Purchase Agreement, (iv) the accuracy of the representations and warranties made by the Sellers, Kito and the Company, respectively, subject to certain qualifiers therein (v) the performance in all material respects by the Sellers, Kito and the Company of their respective obligations under the Stock Purchase Agreement and (vii) certain other customary conditions.

The Stock Purchase Agreement includes termination rights for each party including, without limitation, (i) by mutual written consent of the Company and Kito, (ii) by either the Company or Kito if the Acquisition Closing has not occurred on or prior to August 10, 2026 (the “Outside Date”) or (iii) by either the Company or Kito if the other party has breached its representations, warranties or covenants, subject to certain negotiated qualifications and cure periods as set forth in the Stock Purchase Agreement.

A copy of the Stock Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement.

The Stock Purchase Agreement has been included in this report to provide investors with information regarding its terms and conditions. It is not intended to provide any other factual information about the Company, Kito or any of their respective subsidiaries. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and are subject to materiality qualifications contained in the Stock Purchase Agreement which may differ from what may be viewed as material by shareholders of, or other investors in, the Company. Such shareholders and investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Kito or any of their respective subsidiaries or affiliates. Information related to the representations and warranties may change after the date of the Stock Purchase Agreement, and any changes to such information may not be reflected in the Company’s public filings.

Investment Agreement and Preferred Share Terms

On February 10, 2025, in connection with the execution of the Stock Purchase Agreement, the Company entered into an investment agreement (the “Investment Agreement”) with CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership (together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership (solely for the purpose of limited provisions therein), providing for the purchase by the CD&R Investors of Series A Cumulative Convertible Participating Preferred Shares, par value $1.00 per share (the “Preferred Shares”) in order to partially finance the aggregate Acquisition Consideration (the “Investment”). The Preferred Shares will be convertible perpetual participating preferred shares of the Company, with an initial conversion price equal to $37.68, and accrue dividends at a rate of 7.0% per annum (in addition to participating in the Company’s regular dividends to the extent they exceed $0.07 per calendar quarter (such regular quarterly dividends up to $0.07 per calendar quarter, the “Permitted Quarterly Dividends”), compounded quarterly (payable in cash or in-kind, as described further below). Pursuant to the Investment Agreement, the CD&R Investors agree that they will purchase 800,000 Preferred Shares at a purchase price of $1,000 per share for an aggregate purchase price of $800,000,000, subject to the terms and conditions therein. Subject to certain restrictions on conversion and voting as described further below, the aggregate number of common shares of the Company, par value $0.01 per share (the “Common Shares”) into which the Preferred Shares may be converted will initially be equal to 21,231,440 shares based on the initial conversion price. Under the terms of the Certificate of Amendment to the Certificate of Incorporation of the Company relating to the designation, rights, preferences and limitations of the Preferred Shares, a form of which is attached as Exhibit A to the Investment Agreement (the “Certificate of Amendment”), (1) prior to the earlier of (x) the Company’s shareholders approving certain matters and terms relating to the Preferred Shares in accordance with applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”) (such approval, the “Requisite Shareholder Approval”), and (y) December 31, 2026 (such earlier time, the “Conversion Starting Date”), the Preferred Shares will not be permitted to convert or vote (other with respect to separate preferred stock class voting in respect of certain protective matters set forth in the Certificate of Amendment), (2) prior to receipt of the Requisite Shareholder Approval, including after December 31, 2026, the Preferred Shares will not be permitted to vote with respect to, or convert into, a number of Common Shares exceeding 19.99% of the Common Shares outstanding prior to the transaction and (3) unless agreed to by the Company, no holder of Preferred Shares will be permitted to vote or convert Preferred Shares to the extent such vote or conversion would otherwise result in such holder and its affiliates (based on the aggregate Common Shares and Preferred Shares held by them) having the right to vote more than 45% of the votes held by all shareholders of the Company at any given time (the forgoing (1), (2) and (3) are referred to below as the “Conversion and Vote Limitations”). The CD&R Investors are entities affiliated with the investment firm Clayton, Dubilier & Rice LLC.

The consummation of the transactions contemplated by the Investment Agreement is conditioned upon the substantially concurrent closing of the Acquisition and upon certain other conditions, including (i) the expiration or termination of all applicable waiting periods under the HSR Act and the receipt of certain other regulatory approvals, (ii) the absence of any law or governmental authority enjoining, prohibiting or otherwise making illegal the transactions contemplated by the Investment Agreement, and (iii) other customary conditions. Under the terms of the Investment Agreement, the Company may not, without the prior written consent of the CD&R Investors, amend or waive the Stock Purchase Agreement in a manner (i) that would have the effect of increasing the Acquisition Consideration or extending the Outside Date, (ii) that would amend or waive the conditions to the obligations of the Company to consummate the Acquisition, (iii) that would amend or waive certain provisions relating to regulatory matters, financing cooperation or termination, or (iv) that is or would be reasonably likely, individually or in the aggregate, to be materially adverse to the CD&R Investors or the Company and its subsidiaries, taken as a whole.

The issuance of the Preferred Shares to the CD&R Investors pursuant to the Investment Agreement is not subject to approval by the Company’s shareholders. Subject to such exceptions and conditions set forth in further detail in the Investment Agreement, the Company is required to seek to obtain the Requisite Shareholder Approval at the first meeting of shareholders following the date of the Investment Agreement, and if the Requisite Shareholder Approval is not received at such meeting, continue to use reasonable best efforts to seek the Required Shareholder Approval, including by seeking the Requisite Shareholder Approval at each subsequent meeting of shareholders prior to December 31, 2026 and, if the Requisite Shareholder Approval is not obtained by July 31, 2026, calling a special meeting of shareholders to be held between August 1, 2026 and December 31, 2026 to seek the Requisite Shareholder Approval.

The Preferred Shares will rank senior to the Common Shares with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of the Preferred Shares will be entitled to dividends which are payable quarterly in arrears, will accrue and accumulate on a daily basis from the issuance date of such shares and are payable at the Company’s option, will either (i) be payable in cash or (ii) accumulate with respect to each outstanding Preferred Share for the relevant payment period, at a rate of 7.00% per annum, compounded quarterly, subject to adjustment as described below and as set forth in the Certificate of Amendment. Holders of the Preferred Shares are also entitled to receive certain dividends declared or paid on the Common Shares on an as-converted basis (ignoring for such purposes the Conversion and Vote Limitations). No dividends will be payable to holders of Common Shares unless the full dividends are paid at the same time to the holders of the Preferred Shares, except for dividends paid in the form of Common Shares, convertible securities, or Options, and the Permitted Quarterly Dividends.

Upon the occurrence of a “Triggering Event” which shall include (i) the Company’s failure to comply with its obligations to effect the conversion of Preferred Shares under the Certificate of Amendment or with respect to certain reorganization transactions, (ii) the Company’s failure to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting conversions of the Preferred Shares into Common Shares, a number of Common Shares equal to the number of Common Shares into which the Preferred Shares could be converted disregarding the Conversion and Vote Limitations and assuming that the preferred dividend to occur on the next preferred dividend payment date had already been accrued, except that such failure will not constitute a Triggering Event prior to the earlier of (x) the date on which the Requisite Shareholder Approval is obtained and (y) July 31, 2025 (the “Shareholder Approval Deadline”), (iii) the Company’s failure to comply with its obligations for treatment of the Preferred Shares in certain reorganizations of the Company (iv) the Company’s failure to redeem the Preferred Shares when required in accordance with the terms of the Certificate of Amendment, (v) the Requisite Shareholder Approval not having been obtained, except that such failure will not constitute a Triggering Event prior to July 31, 2025 (this exception together with the exception set out in clause (ii) above, the “Triggering Event Exceptions”), (vi) the Company taking any action which requires the prior affirmative vote or written consent of any holder of Preferred Shares pursuant to the terms of the Certificate of Amendment, without obtaining such consent, (vii) the Company’s failure to maintain the listing of the Common Shares on the Nasdaq or the New York Stock Exchange, or (viii) any other noncompliance with the terms of the Certificate of Amendment by the Company that is not cured within specified periods), the dividend rate shall increase to 10% per annum for so long as the Triggering Event remains in effect.

At any time during which a Triggering Event is occurring, without the consent of the holders representing at least a majority of the then-issued and outstanding Preferred Shares, no dividends will be declared or paid or set apart for payment, or other distributions declared or made (including repurchases or redemptions other than repurchases or redemptions from directors or employees in the ordinary course), upon any junior equity securities, including the Common Shares, except that until December 31, 2026 the Company would still be permitted to make the Permitted Quarterly Dividends. In addition, during a Triggering Event (and, for this purpose, disregarding the Trigger Event Exceptions), the Company shall not consummate a Change of Control (as defined in the Certificate of Amendment) unless it provides each holder of the Preferred Shares the option to either receive the consideration they would have received if all of their Preferred Shares had been converted into Common Shares immediately prior to the effective time of the Change of Control (disregarding the Conversion and Vote Limitations), or have all of their then-outstanding Preferred Shares redeemed in full at a redemption price per share in cash equal to 150% of the sum of the aggregate Liquidation Preference (as defined in the Certificate of Amendment) and the aggregate Accrued Dividends (as defined in the Certificate of Amendment) of such Preferred Shares as of the date of such redemption.

Holders of the Preferred Shares will have the right, at any time and from time to time, at their option, to convert any or all of their Preferred Shares, in whole or in part (subject to the Conversion and Vote Limitations), into fully paid and non-assessable Common Shares at the then-effective conversion price, initially equal to $37.68 and subject to adjustment as set forth in the Certificate of Amendment and described below. The number of Common Shares into which a Preferred Share will be convertible will be determined by dividing the sum of the Liquidation Preference plus any Accrued Dividends on such Preferred Shares in effect at the time of conversion, by the conversion price in effect at the time of conversion. The Company may, at its option, require conversion of all (but not less than all) of the outstanding Preferred Shares to Common Shares at any time the closing price of the Common Shares exceeds 200% of the then-effective conversion price for at least 20 out of 30 consecutive trading days, subject to the satisfaction of certain liquidity requirements and the effectiveness of a shelf registration statement.

The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization, or similar event. Subject to certain limitations, the Company has the option to redeem the outstanding Preferred Shares, in whole or in part, for an aggregate redemption price equal to 200% of the sum of the Liquidation Preference plus the Accrued Dividends on such Preferred Shares in effect at the time of redemption, provided that any such redemption may be made only to the extent that the holder’s post-redemption voting stock ratio is less than 80% of its pre-redemption ratio and, if the redemption is for less than all of the then-outstanding Preferred Shares, it must not result in the aggregate Liquidation Preference and Accrued Dividends for the outstanding Preferred Shares falling below $80,000,000. In the event of a Change of Control, the Company will have the option to redeem all (but not less than all) of the outstanding Preferred Shares at a price per share equal to 150% of the sum of the Liquidation Preference plus any Accrued Dividends on such Preferred Shares in effect at the time of such Change of Control, subject to the right of the holders of Preferred Shares to instead receive the consideration they would have received in such Change of Control had they converted all their Preferred Shares into Common Shares (disregarding for such purpose the Conversion and Vote Limitations) as provided in the Certificate of Amendment.

Subject to the Conversion and Vote Limitations, holders of the Preferred Shares generally will be entitled to vote with the holders of the Common Shares on all matters submitted for a vote of holders of Common Shares (voting together with the holders of Common Shares as one class) and will be entitled to a number of votes equal to the number of votes to which Common Shares issuable upon conversion of such Preferred Shares (taking into account the Conversion and Vote Limitations) would have been entitled if such Common Shares had been outstanding at the time of the applicable vote and related record date.

Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Shares, voting as a separate class, including, without limitation, (i) amendments or modifications to the Company’s charter, by-laws or the Certificate of Amendment that would adversely affect the Preferred Shares, (ii) entry into any merger, reorganization or other consolidation or business consideration that would treat the Preferred Shares in a manner inconsistent with the terms of the Certificate of Amendment, (iii) authorization, creation, increase in the authorized amount of, or issuance of any senior or parity equity securities or any equity securities that do not constitute junior securities relative to the Preferred Shares, (iv) authorization, creation, increase in the authorized amount of, or issuance of any class of securities other than Common Shares or any security convertible into, or exchangeable or exercisable for the forgoing, that could have the “result of the receipt of property by some shareholders” within the meaning of Section 305(b)(2)(A) of the Internal Revenue Code, (iii) any increase or decrease in the authorized number of Preferred Shares or the issuance of additional Preferred Shares, (iv) amendments to the Company’s debt agreements that would, among other things, adversely affect the Company’s ability to pay dividends on the Preferred Shares in accordance with the Certificate of Amendment, subject to certain exceptions, and (v) adoption of any plan of liquidation, dissolution, or winding up of the Company or filing of any voluntary petition for bankruptcy, receivership or any similar proceeding.

The Investment Agreement provides that, upon closing of the Investment, the CD&R Investors (i) may designate three Company directors, for so long as the CD&R Investors beneficially own Common Shares equal to at least 25% of the outstanding Common Shares, determined on an as-converted basis and calculated in accordance with the Investment Agreement disregarding the Conversion and Vote Limitations, (ii) may designate two Company directors, for so long as the CD&R Investors beneficially own Common Shares equal to at least 15% but less than 25% of the outstanding Common Shares, determined on an as-converted basis and calculated in accordance with the Investment Agreement disregarding the Conversion and Vote Limitations, and (iii) may designate one Company director, for so long as the CD&R Investors beneficially own Common Shares equal to at least 5% but less than 15% of the outstanding Common Shares, determined on an as-converted basis and calculated in accordance with the Investment Agreement disregarding the Conversion and Vote Limitations.

Following receipt of the Requisite Shareholder Approval, for so long as the CD&R Investors hold Preferred Shares (or Common Shares issued upon conversion of the Preferred Shares) representing at least 25% of the Preferred Shares initially issued to the CD&R Investors at the closing of the Investment (the “Investment Closing”), the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company to the extent necessary to maintain their pro rata ownership percentage in the Company, subject to customary exceptions. The Investment Agreement also prohibits the Company from issuing any Common Shares at a per share price of less than $34.25 or issuing any securities junior to the Preferred Shares other than Common Shares prior to the Investment Closing, and if the Requisite Shareholder Approval has not been obtained by the Investment Closing, following the Investment Closing until the first meeting of shareholders of the Company following the Investment Closing.

The Investment Agreement further provides that, subject to customary exceptions, the CD&R Investors will be subject to customary standstill restrictions set forth in the Investment Agreement, including restrictions on acquiring additional equity securities of the Company, beginning on the Investment Closing and ending on the later of (x) the second anniversary of the Investment Closing and (y) the date that is six (6) months after the date on which there is no longer a designee of the CD&R Investors serving on the board of directors and the CD&R Investors no longer have the right to have a designee on the Company’s board of directors (including as a result of the CD&R Investors exercising their right to relinquish such designation right).

Subject to certain exceptions, the CD&R Investors are restricted from transferring to a non-affiliate the Preferred Shares or any Common Shares received upon conversion thereof until the earlier of (i) the second anniversary of the Investment Closing and (ii) the date on which the Company exercises its conversion option or provides notice to exercise its optional redemption right pursuant to the Certificate of Amendment. The CD&R Investors are also restricted at any time from transferring the Preferred Shares initially issued to the CD&R Investors or any Common Shares received upon conversion thereof to certain prohibited transferees, including persons who would beneficially own, following such transfer, five percent (5%) or more of any class or series of equity securities of the Company, certain specified competitors and certain potential activist investors, in each case, subject to specified exceptions.

The Investment Agreement contains customary representations and warranties and covenants. Under the Investment Agreement, prior to the Investment Closing, the Company is prohibited from, among other things, (i) authorizing (other than obtaining the Requisite Shareholder Approval), granting, issuing or reclassifying any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock of the Company to any of its subsidiaries other than certain grants and awards under the Company’s equity plans in the ordinary course of business to directors, officers, or employees of any of its subsidiaries or upon the exercise or settlement of any Company options or restricted share units outstanding as of the date of the Investment Agreement, (ii) declaring or making any dividend or distributions to shareholders other than the Permitted Quarterly Dividends, (iii) redeeming or repurchasing any shares of the Company’s shares other than repurchases from directors, officers, and employees in the ordinary course in connection with cashless exercise of options, for tax withholding in connection with option exercises or settlement of restricted share units, or as otherwise required by any agreements or equity plans of the Company in effect as of the signing of the Investment Agreement, (iv) amending or modifying the Company’s charter, by-laws or the Certificate of Amendment, (v) taking any action to wind up the Company’s affairs or dissolve, (vi) enter into any scheme of arrangement, merger, reorganization or other consolidation or business combination that would treat the Purchased Shares in a manner inconsistent with the terms of the Investment Agreement and the Certificate of Amendment or (vii) amending the Debt Commitment Letter (as defined below) (including the fee letter related thereto) with respect to the Acquisition, complete the debt financing for the Acquisition on terms that are inconsistent with the terms of the Debt Commitment Letter (including the fee letter related thereto) or entering into or amending any other agreement related to indebtedness for borrowed money, in each case of this clause (vii), that is materially adverse to the CD&R Investors or that would restrict or limit the Company’s ability to pay dividends on the Preferred Shares.

The foregoing description of the Investment Agreement (and the form of Certificate of Amendment included as Exhibit A thereto) and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement attached hereto as Exhibit 10.1 and the exhibits thereto and the Form of Certificate of Amendment to the Certificate of Incorporation included as Exhibit A thereto, attached hereto as Exhibit 99.3, each of which is incorporated herein by reference.

Registration Rights Agreement

In connection with the Investment Agreement, upon consummation of the Investment, the Company will enter into a registration rights agreement, a form of which is attached as Exhibit B to the Investment Agreement (the “Registration Rights Agreement”) with the CD&R Investors, pursuant to which the Company will agree to file a resale shelf registration statement for the benefit of the CD&R Investors and its permitted transferees, and pursuant to which the CD&R Investors may, subject to any restrictions on transfer imposed by the Investment Agreement described above, request that the Company conduct an underwritten offering of, or register, any Common Shares or Preferred Shares held by the CD&R Investors, including any Common Shares received upon conversion of Preferred Shares held by the CD&R Investors and eligible for registration thereunder (“registrable securities”). The CD&R Investors also have customary piggyback registration rights and may request that the Company include their registrable securities in certain future registration statements or offerings of Common Shares by the Company. These registration rights will terminate when the CD&R Investors no longer own any registrable securities.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Form of Registration Rights Agreement attached hereto as Exhibit 99.4 and the exhibits thereto, which is incorporated herein by reference.

Debt Commitment Letter

On February 10, 2025, in connection with the execution of the Stock Purchase Agreement, JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), delivered a debt commitment letter (the “Debt Commitment Letter”) to the Company, pursuant to which JPMorgan Chase Bank has committed to provide $3.05 billion of borrowings consisting of a term loan facility in the aggregate amount of up to $1.325 billion, a revolving facility in the aggregate amount of $500 million and a bridge loan facility in the aggregate amount of up to $1.225 billion (each, a “Facility”), in each case, to be used in connection with the Acquisition (the “Debt Financing”). The funding of the Debt Financing pursuant to the Debt Commitment Letter is subject to the satisfaction of certain conditions set forth therein, including execution of the definitive debt financing agreements contemplated by the Debt Commitment Letter, the Acquisition being consummated substantially contemporaneously with the initial funding of the Debt Financing and the Company having received the proceeds of the Investment in an amount not less than $800 million.

All obligations under the Debt Commitment Letter will terminate if the initial borrowing under the Facilities has not occurred on or before the earlier of (i) August 10, 2026, (ii) the closing of the Acquisition without the use of a Facility, (iii) the execution and delivery of definitive documentation relating to a Facility, and (iv) the valid and legally binding termination of the Stock Purchase Agreement by the Company or with its written consent prior to the Acquisition Closing. The Company has represented and warranted in the Stock Purchase Agreement that, assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, and assuming satisfaction of all of the Company’s conditions to the Acquisition Closing, the Debt Financing, when funded, together with the Investment, will be sufficient to enable the Company to timely perform its obligations to pay, fund or discharge all of the items to be paid, funded or discharged by the Company at the Acquisition Closing.

The foregoing description of the Debt Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letter attached hereto as Exhibit 10.2 and the exhibits thereto, which is incorporated herein by reference.

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 10, 2025, the Company issued a press release announcing the Company’s execution of the Stock Purchase Agreement, which also included the Company’s preliminary expectations for revenue and adjusted EBITDA for the fiscal year ending March 31, 2025. The information furnished pursuant to this Item 2.02, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information contained in Item 1.01 under the heading “Investment Agreement and Preferred Share Terms” is incorporated herein by reference.

As described in Item 1.01, under the terms of the Investment Agreement, the Company agreed to issue 800,000 Preferred Shares upon the Investment Closing in a private placement of such securities to the CD&R Investors in order to partially finance the aggregate Acquisition Consideration. This issuance and sale will be exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act. The CD&R Investors have represented that they are each an “accredited investor” as defined in Rule 501 under the Securities Act and that the Preferred Shares are being acquired for investment purposes and not with a view to, or for, sale in connection with any distribution thereof, and appropriate legends will be affixed to such securities.

Item 7.01	REGULATION FD DISCLOSURE.

The Company announced the Acquisition on February 10, 2025 and expects it to close later this calendar year, subject to regulatory approvals and satisfactory completion of customary closing conditions. The Company expects the internal rate of return on the Acquisition to be approximately 13%, including approximately $70 million of annual run-rate pre-tax net cost synergies, which are expected to be realized by the end of the third year following the closing of the Acquisition, and one-time integration costs, which are estimated to be equivalent to the annual run-rate pre-tax net cost synergies. The Acquisition is expected to be accretive to the Company’s Adjusted Earnings Per Share (a non-GAAP financial measure) in the first year after closing on a fully synergized basis or in second year after closing when calculated as synergies are achieved. A copy of the press release and related investor presentation announcing, among other things, the Company’s execution of the Stock Purchase Agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

The forward-looking statements contained in this Current Report on Form 8-K (including the exhibits hereto) are qualified by the information contained in the “Forward-Looking Statements” and “Forward Looking Non-GAAP Financial Metrics” sections in the press release furnished as Exhibit 99.1 and in the “Safe Harbor Statement” and “Non-GAAP Financial Measures and Forward-looking Non-GAAP Financial Measures” sections in the investor presentation furnished as Exhibit 99.2.

The information in this Item 7.01 (including the exhibits hereto) is being furnished under “Item 7.01. Regulation FD Disclosure.” Such information (including the exhibits hereto) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that section and shall not deemed to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

2.1†	Stock Purchase Agreement, dated as of February 10, 2025, by and among Columbus McKinnon Corporation, Kito Crosby Limited, the equityholders of Kito set forth on the signature pages thereto and Ascend Overseas Limited.

10.1†	Investment Agreement, dated as of February 10, 2025, by and among Columbus McKinnon Corporation, CD&R XII Keystone Holdings, L.P. and Clayton, Dubilier & Rice Fund XII, L.P. (solely for the purpose of limited provisions thereof).

10.2	Debt Commitment Letter, dated as of February 10, 2025, by and between Columbus McKinnon Corporation and JPMorgan Chase Bank, N.A.

99.1	Press Release of Columbus McKinnon Corporation, dated February 10, 2025.

99.2	Investor Presentation

99.3	Form of Certificate of Amendment to the Certificate of Incorporation of Columbus McKinnon Corporation (attached as Exhibit A to Exhibit 10.1).

99.4	Form of Registration Rights Agreement, by and between Columbus McKinnon Corporation and CD&R XII Keystone Holdings, L.P. (attached as Exhibit B to Exhibit 10.1).

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

†

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name:	Gregory P. Rustowicz
Title:	Executive Vice President - Finance and Chief Financial Officer (Principal Financial Officer)

Dated: February 11, 2025